Astec Industries, Inc.
News Release
1725 Shepherd Road | Chattanooga, TN  37421 | Phone (423) 899-5898 | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2015 RESULTS

CHATTANOOGA, Tenn. (February 23, 2016) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their fourth quarter and year ended December 31, 2015.

Net sales for the fourth quarter of 2015 were $215.0 million compared to $239.5 million for the fourth quarter of 2014, a 10.2% decrease.  Net income attributable to controlling interest for the fourth quarter of 2015 was $3.6 million or $0.16 per diluted share compared to $8.5 million or $0.37 per diluted share in the fourth quarter of 2014, a decrease of 57.6%.

Domestic sales increased 5.7% to $160.3 million for the fourth quarter of 2015 from $151.6 million for the fourth quarter of 2014.  International sales decreased 37.8% to $54.7 million for the fourth quarter of 2015 from $87.9 million for the fourth quarter of 2014.

Net sales for 2015 were $983.2 million compared to $975.6 million for 2014, an increase of $7.6 million.  Net income attributable to controlling interest for 2015 was $32.8 million or $1.42 per diluted share compared to $34.5 million or $1.49 per diluted share for 2014, a 4.9% decrease.

Domestic sales increased 10.4% to $722.3 million for 2015 from $654.2 million for 2014.  International sales were $260.9 million for 2015 compared to $321.4 million for 2014, an 18.8% decrease.

The Company's domestic backlog increased 16.5%, from $222.4 million at December 31, 2014 to $259.2 million at December 31, 2015.  The international backlog at December 31, 2015 was $54.1 million compared to $109.7 million at December 31, 2014, a decrease of 50.7%.  Total backlog decreased 5.6% to $313.3 million at December 31, 2015 from $332.1 million at December 31, 2014.

Consolidated financial information for the quarter and year ended December 31, 2015 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement of quarterly and annual results, Benjamin G. Brock, Chief Executive Officer, stated "The fourth quarter proved to be a challenge.  As you will see in in the segment financial reports, the primary cause of our disappointing performance was weak sales in the Aggregate and Mining Group and the Energy Group.  These weak sales were caused by a slow-down in international mining operations due to a world-wide surplus of raw materials and a severe reduction in oil production and exploration brought on by the collapse of the price of oil. Also, both of these segments depend on international markets that have been depressed by the strength of the U.S. dollar.   In addition, although we were able to ship a $30 Million pellet plant during the quarter, we had to defer the revenue for accounting purposes."

Mr. Brock continued, "In spite of a challenging fourth quarter, our future is bright.  The United States passed a long-term highway bill in December and we have seen strong orders in our Infrastructure Group.  As a result, our January 31, 2016 backlog was a record $348 Million. We have also been very active on pellet plant inquiries and we're confident that some of these inquires will turn into orders in the coming year.  Despite the significant external challenges we faced, we were able to end the year up $7.6 Million on total sales and up $600 Thousand on EBITDA versus last year.  Our balance sheet remains strong with a positive $25 Million net cash position.  As a result, we are poised to take advantage of strong domestic demand and we'll be able to be opportunistic when we find the right acquisition target."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on February 23, 2016, at 10:00 A.M. Eastern Time to review its December 31, 2015 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 8, 2016 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Conference ID# 13630398.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from low oil prices, the global mining slow down, the strong U.S. Dollar, and the impact of a long-term highway bill in the United States.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2014.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	Dec 31	Dec 31
	2015	2014
Assets
Current assets
Cash and cash equivalents	$25,062	$13,023
Investments	1,539	1,916
Receivables, net	101,997	107,301
Inventories	384,776	387,835
Prepaid expenses and other	31,623	43,116
Total current assets	544,997	553,191
Property and equipment, net	170,206	187,610
Other assets	65,350	64,664
Total assets	$780,553	$805,465
Liabilities and equity
Current liabilities
Accounts payable - trade	$48,385	$60,987
Other current liabilities	93,627	100,142
Total current liabilities	142,012	161,129
Non-current liabilities	25,483	44,984
Total equity	613,058	599,352
Total liabilities and equity	$780,553	$805,465

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	Dec 31		Dec 31
	2015	2014	2015	2014
Net sales	$215,017	$239,509	$983,157	$975,595
Cost of sales	169,590	186,389	764,314	760,279
Gross profit	45,427	53,120	218,843	215,316
Selling, general, administrative & engineering expenses	40,722	41,081	168,856	163,619
Income from operations	4,705	12,039	49,987	51,697
Interest expense	389	345	1,611	720
Other	1,216	472	4,428	2,881
Income before income taxes	5,532	12,166	52,804	53,858
Income taxes	1,937	3,666	20,007	19,400
Net income attributable to controlling interest	$3,595	$8,500	$32,797	$34,458

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.16	$0.37	$1.43	$1.51
Diluted	$0.16	$0.37	$1.42	$1.49

Weighted average common shares outstanding
Basic	22,947	22,838	22,934	22,819
Diluted	23,124	23,112	23,120	23,105

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2015 and 2014
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2015 Revenues	91,969	85,023	38,025	-	215,017
2014 Revenues	90,283	96,907	52,319	-	239,509
Change $	1,686	(11,884)	(14,294)	-	(24,492)
Change %	1.9%	(12.3%)	(27.3%)	-	(10.2%)

2015 Gross Profit	18,672	19,319	6,831	605	45,427
2015 Gross Profit %	20.3%	22.7%	18.0%	-	21.1%
2014 Gross Profit	21,298	21,256	10,661	(95)	53,120
2014 Gross Profit %	23.6%	21.9%	20.4%	-	22.2%
Change	(2,626)	(1,937)	(3,830)	700	(7,693)

2015 Profit (Loss)	4,418	5,249	804	(7,470)	3,001
2014 Profit (Loss)	8,353	5,835	2,658	(7,692)	9,154
Change $	(3,935)	(586)	(1,854)	222	(6,153)
Change %	(47.1%)	(10.0%)	(69.8%)	2.9%	(67.2%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended December 31
	2015	2014	Change $
Total profit for all segments	$3,001	$9,154	$(6,153)
Recapture (elimination) of intersegment profit	432	(749)	1,181
Net loss attributable to non-controlling interest	162	95	67
Net income attributable to controlling interest	$3,595	$8,500	$(4,905)

Astec Industries, Inc.
Segment Revenues and Profits
For the twelve months ended December 31, 2015 and 2014
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2015 Revenues	428,737	370,813	183,607	-	983,157
2014 Revenues	386,356	384,883	204,356	-	975,595
Change $	42,381	(14,070)	(20,749)	-	7,562
Change %	11.0%	(3.7%)	(10.2%)	-	0.8%

2015 Gross Profit	92,964	89,501	35,743	635	218,843
2015 Gross Profit %	21.7%	24.1%	19.5%	-	22.3%
2014 Gross Profit	80,432	91,978	42,969	(63)	215,316
2014 Gross Profit %	20.8%	23.9%	21.0%	-	22.1%
Change	12,532	(2,477)	(7,226)	698	3,527

2015 Profit (Loss)	33,890	30,690	3,609	(36,623)	31,566
2014 Profit (Loss)	29,477	32,900	10,316	(35,270)	37,423
Change $	4,413	(2,210)	(6,707)	(1,353)	(5,857)
Change %	15.0%	(6.7%)	(65.0%)	(3.8%)	(15.7%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Twelve months ended December 31
	2015	2014	Change $
Total profit for all segments	$31,566	$37,423	$(5,857)
Recapture (elimination) of intersegment profit	400	(3,217)	3,617
Net loss attributable to non-controlling interest	831	252	579
Net income attributable to controlling interest	$32,797	$34,458	$(1,661)

Astec Industries, Inc.
Backlog by Segment
December 31, 2015 and 2014
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2015 Backlog	203,830	74,484	34,977	313,291
2014 Backlog	147,190	89,789	95,072	332,051
Change $	56,640	(15,305)	(60,095)	(18,760)
Change %	38.5%	(17.0%)	(63.2%)	(5.6%)